Exhibit 99.2

Dear Fellow Board Members:

Throughout my professional career, I have regarded my various leadership roles as opportunities to help strengthen an institution and then make way for fresh talent. Following that practice, last year I stepped down as Chairman of Sotheby’s. It is time now to complete that transition and retire from Sotheby’s Board of Directors when my current term ends immediately prior to this year's Annual Meeting.

I leave with great pride in all we have accomplished in my 14 years of service. In my early years, we struggled to emerge from the shadow of the antitrust case. And we did emerge, retaining the confidence of our clients, bankers and staff. We successfully recapitalized the Company and now our shares sell for three times the price they commanded in 2000.

Today, more than 1,500 talented individuals at Sotheby’s provide unparalleled service to clients across 90 offices and salesrooms in 40 countries.  The Company has come a long way, conducting 230 auctions annually in over 70 categories of art and collectibles. Our website enables clients to watch our auctions live online and place bids from anywhere in the world.

Sotheby’s continues to push the boundaries of the industry and distinguish itself as the premier leader in the art business. I expect many wonderful things from this proud organization in the years ahead.

That confidence has been earned. With the oversight of the Board and the experienced, focused leadership of senior management, we have taken decisive actions to establish a solid and adaptable foundation for the future. I include among those actions our recently implemented capital allocation and financial policies plan, which provides Sotheby’s with a framework to return capital to shareholders annually while making investments that will ensure that Sotheby’s continues to compete and win in the marketplace. This plan, together with the many records we set in 2013 and into 2014, buttresses my conviction that Sotheby’s is now stronger than ever.

I am confident that you are the right directors for Sotheby’s – experienced, engaged, forward-looking and committed to creating value for  shareholders, clients, partners and the dedicated professionals who make Sotheby’s the outstanding organization it is.  I commend you and our management team, led so ably by Bill Ruprecht, for your commitment to fostering productive change and for embracing an ambitious vision for Sotheby’s future.

I wish you, my colleagues, and all of Sotheby’s employees many more years of success.

Yours sincerely,

Michael I. Sovern